Exhibit 3.192

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADVANCED INPUT DEVICES, INC.

A STOCK CORPORATION

Advanced Input Devices, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.      The Corporation was originally incorporated under the name “Advanced Input Devices, Inc.” pursuant to the DGCL on February 27, 1978, when the original Certificate of Incorporation was filed with the Delaware Secretary of State (the “Original Certificate”). The Original Certificate was restated on August 30, 1991 (the “Restated Certificate”). The Restated Certificate was amended on November 23, 1992 (the “First Amended Certificate”). The First Amended Certificate was amended on February 23, 1993 (the “Second Amended Certificate”). The Second Amended Certificate was amended on December 17, 1993 (the “Third Amended Certificate”).

2.      This Amended and Restated Certificate of Incorporation (this “A&R Certificate”), which amends and restates the Third Amended Certificate, has been declared advisable by the board of directors (the “Board of Directors”) of the Corporation, duly adopted by the sole stockholder of the Corporation and duly executed and acknowledged by an officer of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL.

3.      The Third Amended Certificate is hereby amended and restated in its entirety as follows:

FIRST:    The name of the Corporation is:

Advanced Input Devices, Inc.

SECOND:    The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, DE, County of New Castle 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD:    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:    The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of common stock, $0.01 par value per share.

FIFTH:    The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)	Directors may be removed, with or without cause, as provided in the Bylaws.

(b)	The election of directors shall be conducted in the manner prescribed in the Bylaws of the Corporation and need not be by ballot.

(c)

The Board of Directors shall have the power to adopt, amend or repeal Bylaws of the Corporation without the assent or vote of the stockholders except to the extent that any stockholder assent or vote is required by the Bylaws.

SIXTH:    The Corporation reserves the right to alter, amend or repeal any provisions contained in this A&R Certificate from time to time and at any time in the manner now or hereafter prescribed by the DGCL, and all rights conferred herein or under the Corporation’s Bylaws upon the Corporation’s stockholders, directors and officers are granted subject to such reservation.

SEVENTH:    The Corporation shall have perpetual existence.

EIGHTH:    No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation. The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

NINTH:    To the fullest extent permitted by the DGCL as now or hereafter in effect, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for such director’s conduct as a director. Any amendment to, or repeal of, this Article shall not adversely affect any right of a director of the Corporation hereunder with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this A&R Certificate to be signed by an authorized officer, as of this 27th day of March, 2019.

ADVANCED INPUT DEVICES, INC.

/s/ Halle F. Terrion
By: Halle F. Terrion
Its: Secretary

[Signature Page to A&R Certificate of Incorporation of Advanced Input Devices, Inc.]